Exhibit 10.4

ICO, Inc. Fiscal Year 2006 Incentive Plan Matrix- Business Unit Group Presidents

Pay-out as a percentage of base salary *
Measurement	Weighting	0%	40%	80%
Operating Income
Business Unit ROIC
Business Unit Investment Turnover
ICO, Inc. consolidated ROE
Subjective/Qualitative Factors

Upon achievement of certain operating income targets, payouts ranging from 0% to 80% of Base Salary will be made.

ICO, Inc.
FY 2006 Incentive Plan Matrix -Group Presidents
Explanation of Measurement Definitions and additional Explanatory Notes

Measurement definitions
* “Operating Income”: Earnings before interest and taxes, excluding non-recurring charges. Note that Operating Income shall include expenses for bonuses payable under this Plan. Non-recurring charges that are excluded from the calculation of Operating Income shall consist of impairment, restructuring and other charges included in ICO's audited financial statements. Additionally, Operating Income shall exclude, on a pro-forma basis, the effect of discontinued operations (including plants that are shut down or sold).

* “ROIC”: Annual Operating Income divided by the Invested Capital Base. “Invested Capital Base” is defined as the total assets, minus all intercompany loans that are included in total assets (consisting of intercompany accounts receivables, loans, and payables), investment in affiliates, and goodwill, minus current liabilities, excluding funded debt (i.e. interest bearing debt.). The “Average Invested Capital Base” shall be calculated using the previous thirteen points of month-end data.

* “Investment Turnover”: Trailing twelve months revenue divided by the Average Invested Capital Base for the previous thirteen month-end periods.

* “ROE”: Net income from continuing operations, minus preferred dividends (whether paid or accrued towards Convertible Preferred Stock liquidation preference), divided by Stockholders' equity, less the liquidation preference of Convertible Preferred Stock. For purposes of this calculation, Stockholders' equity and liquidation preference balances shall be averaged using the previous four (4) quarter-end balances, plus the prior year-end balance (e.g. for FY 2006 bonus calculation the FY 2005 previous year end-balance plus the four quarter-end balances of fiscal year 2006).

Computational Note
For each measurement the bonus amount payable is calculated as the result achieved for each measurement (i.e. the 0%, 40% or 80% pay-out) times the weighting and multiplied by the relevant employee’s base salary. Results for each measurement falling between the targeted amounts adjust the pay-out targets by interpolating the percentage of: (i) the resulted achieved minus the lower threshold divided by, (ii) the difference between the higher and lower target, times (iii) the higher pay-out target percentage.

Additional Explanatory Notes
* Subject to Compensation Committee approval of all terms of grant, and subject to options being available under an existing ICO, Inc. employee stock option plan, for bonus amounts achieved in any measurement category based on exceeding any applicable 40% target, at the Committee’s discretion the Committee may, if requested by the Group President, award stock options in place of a portion of incentive cash compensation, priced, with such options vesting immediately and using the Company’s option pricing model in accordance with SFAS 123R.

* A Business Unit President will not be entitled to a bonus under this Plan, or otherwise with respect to FY 2006, if, prior January 1, 2006, (a) he resigns from employment with the Company, or (b) he is terminated from employment for “Cause.” Termination for “Cause” shall mean termination for “Cause” as defined in the employment agreement (if any) between the Company or its subsidiary and the Business Unit President, and also shall mean termination of the Business Unit President as a result of the Business Unit President’s violation of any provision of the Company’s Code of Business Ethics.